Exhibit 99.1

      SUPERCONDUCTOR TECHNOLOGIES INC. ANNOUNCES FIRST QUARTER 2005 RESULTS

  - Net Commercial Product Revenues Increased 18 Percent Versus Last Year's
                                  Quarter -

     SANTA BARBARA, Calif., May 5 /PRNewswire-FirstCall/ -- Superconductor Technologies Inc. (Nasdaq: SCON) ("STI"), the global leader in high-temperature superconducting (HTS) products for wireless voice and data applications, today announced results for the quarter ended April 2, 2005.

     Total net revenues for the first quarter were $4.4 million, a decrease of 20 percent compared to $5.4 million for the year ago first quarter. Net commercial product revenues for the first quarter of 2005 increased 18 percent to $3.8 million compared to $3.2 million in the first quarter of 2004. Government and other contract revenue totaled $571,000 during the 2005 first quarter compared to $2.2 million during the year ago period.

     Net loss for the first quarter was $5.5 million, which included special charges of approximately $700,000 in connection with restructuring activities and the former chief executive officer's retirement. The first quarter loss compared to net loss of $5.9 million in the first quarter of 2004. Net loss per diluted share was $0.05, compared to a net loss of $0.09 per diluted share in the same quarter of 2004.

     "We are encouraged by the 18 percent increase in commercial product sales for the first quarter, in particular AmpLink(TM), which addresses the sensitivity requirements of wireless base stations and is easily upgradeable to include a SuperLink(TM) front end," said Jeff Quiram, STI's president and chief executive officer. "As of April 2nd, we had commercial product backlog of $5.1 million, compared to $730,000 at the end of 2004. In addition, we have a purchase agreement with another customer under which a minimum of $5.3 million in commercial product is expected to be delivered by the end of 2005."

     As of April 2, 2005, STI had $11.2 million in working capital, including $7.5 million in cash and cash equivalents. The company expects its existing cash resources, together with its line of credit and planned inventory reduction will be sufficient to fund its planned operations for at least the next twelve months.

     Quiram continued, "Last month, proven sales leader Terry White joined STI as our new Vice President of Worldwide Sales. Terry will lead programs to intensify our go-to-market activities and align our sales and marketing efforts with the current industry direction. With our product cost reduction programs delivering better than anticipated results, and advanced wireless networks and EV-DO acceptance growing, we believe our opportunities to serve the wireless carriers and original equipment manufacturers are stronger than ever."

     Investor Conference Call
     STI will host an investor conference call today at 1:30 p.m. Pacific Time, May 5, 2005. The call will be accessible live by dialing 800-866-5043. A replay will be available until May 7 by dialing 800-405-2236, pass code 11029094. The call will also be simultaneously webcast and available on STI's web site at http://www.suptech.com.

     Superconductor Technologies to Present at AeA Micro Cap Financial
Conference

     STI will present on Monday, May 16, 2005 at 2:00 p.m. Pacific Time at the AeA Micro Cap Financial Conference in Monterey, CA. Speaking from management will be Jeff Quiram, president and chief executive officer, and Martin McDermut, senior vice president and chief financial officer.

     The event will be webcast live on the company's web site at www.suptech.com. For those unable to listen to the live broadcast, a replay will be available approximately one hour after the presentation ends and is accessible for 90 days.

     About Superconductor Technologies Inc. (STI)
     Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks. STI's SuperLink(TM) Solutions are proven to increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless transmission data rates. SuperLink(TM), the company's flagship product, incorporates patented high-temperature superconductor (HTS) technology to create a cryogenic receiver front-end (CRFE) used by wireless operators to enhance network performance while reducing capital and operating costs.

     SuperLink is a trademark of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com.

     Safe Harbor Statement
     The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI's views on future fundraising plans, profitability, revenues, market growth, capital requirements and new product introductions and any other statements identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," "goals" or similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: STI's ability to expand its operations to meet anticipated product demands; the ability of STI's products to achieve anticipated benefits for its customers; the anticipated growth of STI's target markets; unanticipated delays in shipments to customers; and STI's ability to operate its business profitability. Forward-looking statements can be affected by many other factors, including, those described in the Business and the MD&A sections of STI's most recent Annual Report on Form 10-K filed March 16, 2005. The Form 10-K is available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

     Contact
     For further information please contact: Martin S. McDermut, senior vice president, chief financial officer of Superconductor Technologies Inc., +1-805-690-4539, mmcdermut@suptech.com; or Investor Relations, Kirsten Chapman, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.

                        SUPERCONDUCTOR TECHNOLOGIES INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

                                                      Three Months Ended
                                                ------------------------------
                                                April 3, 2004    April 2, 2005
                                                -------------    -------------

Net revenues:
 Commercial product revenues                    $   3,183,000    $   3,768,000
 Government and other
  contract revenues                                 2,241,000          571,000
 Sub license royalties                                 20,000           15,000

   Total net revenues                               5,444,000        4,354,000

Costs and expenses:
 Cost of commercial product revenues                3,783,000        4,199,000
 Contract research and development                  1,512,000          683,000
 Other research and development                     1,339,000        1,161,000
 Selling, general and administrative                4,617,000        3,782,000
 Restructuring expenses                                    --           84,000

   Total costs and expenses                        11,251,000        9,909,000

Loss from operations                               (5,807,000)      (5,555,000)

 Interest income                                       24,000           57,000
 Interest expense                                    (127,000)         (39,000)

   Net loss                                     $  (5,910,000)   $  (5,537,000)

Basic and diluted loss per common share         $       (0.09)   $       (0.05)

Weighted average number of common
 shares outstanding                                69,042,053      107,711,026

                        SUPERCONDUCTOR TECHNOLOGIES INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                                                December 31,        April 2,
                                                                    2004              2005
                                                               --------------    --------------
                                                                 (See Note)
                           ASSETS
Current Assets:
 Cash and cash equivalents                                     $   12,802,000    $    7,480,000
 Accounts receivable, net                                           1,434,000         1,227,000
 Inventory, net                                                     9,327,000         8,919,000
 Insurance settlement receivable                                    4,000,000         4,000,000
 Prepaid expenses and other
  current assets                                                      906,000           826,000
   Total Current Assets                                            28,469,000        22,452,000

Property and equipment,
 net of accumulated depreciation of
 $15,189,000 and $15,829,000,
 respectively                                                      10,303,000         9,678,000
Patents, licenses and purchased
 technology, net of
 accumulated amortization
 of $768,000 and $849,000,
 respectively                                                       2,833,000         2,794,000
Goodwill                                                           20,107,000        20,107,000
Other assets                                                          646,000           519,000
   Total Assets                                                $   62,358,000    $   55,550,000

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Line of credit                                                $      938,000    $      662,000
 Accounts payable                                                   2,691,000         2,855,000
 Accrued expenses                                                   4,601,000         3,614,000
 Legal settlement liability                                         4,050,000         4,050,000
 Current portion of capitalized
  lease obligations and long term debt                                 43,000            30,000
   Total Current Liabilities                                       12,323,000        11,211,000

 Capitalized lease obligations and
  long term-debt                                                       33,000            28,000
 Other long term liabilities                                          753,000           599,000
   Total Liabilities                                               13,109,000        11,838,000

Commitments and contingencies

Stockholders' Equity:
 Preferred stock, $.001 par value,
  2,000,000 shares authorized,
  none issued and outstanding                                              --                --
 Common stock, $.001 par value,
  125,000,000 shares
  authorized, 107,711,026 shares
  issued and outstanding                                              108,000           108,000
 Capital in excess of par value                                   196,983,000       196,983,000
 Notes receivable from stockholder                                   (820,000)         (820,000)
 Accumulated deficit                                             (147,022,000)     (152,559,000)
   Total Stockholders' Equity                                      49,249,000        43,712,000

   Total Liabilities and
    Stockholders' Equity                                       $   62,358,000    $   55,550,000

Note: December 31, 2004 balances were derived from audited financial statements

                        SUPERCONDUCTOR TECHNOLOGIES INC.
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (Unaudited)

                                                      Three Months Ended
                                                ------------------------------
                                                April 3, 2004    April 2, 2005
                                                -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                        $  (5,910,000)   $  (5,537,000)
Adjustments to reconcile
 net loss to net cash used in
 operating activities:
Depreciation and amortization                         869,000          741,000
Provision for excess and
 obsolete inventories                                  88,000           90,000
Forgiveness of note receivable                             --          150,000
 Changes in assets and liabilities:
  Accounts receivable                               6,181,000          207,000
  Inventory                                        (4,663,000)         318,000
  Prepaid expenses and
   other current assets                               125,000           80,000
  Patents, licenses and
   purchased technology                              (118,000)         (43,000)
  Other assets                                             --          (23,000)
  Accounts payable, accrued expenses
   and other long-term liabilities                   (502,000)        (181,000)
  Net cash used in operating activities            (3,930,000)      (4,198,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                (1,052,000)         (33,000)
  Net cash used in investing activities            (1,052,000)         (33,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings                 1,188,000          662,000
Payments on short-term borrowings                  (3,308,000)        (938,000)
Payments on long-term obligations                    (595,000)         (18,000)
Proceeds from exercise of
 stock options and warrants                           473,000               --
Payment of common stock issuance costs                     --         (797,000)
  Net cash used in
   financing activities                            (2,242,000)      (1,091,000)

Net decrease in cash and
 cash equivalents                                  (7,224,000)      (5,322,000)
Cash and cash equivalents at
 beginning of period                               11,144,000       12,802,000
Cash and cash equivalents at
 end of period                                  $   3,920,000    $   7,480,000

SOURCE  Superconductor Technologies Inc.
    -0-                             05/05/2005
    /CONTACT: Martin S. McDermut, senior vice president, chief financial officer of Superconductor Technologies Inc., +1-805-690-4539, mmcdermut@suptech.com; or Investor Relations, Kirsten Chapman, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc. /
    /Web site:  http://www.suptech.com /